AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1996.

                                                      REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             --------------------


                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                           REPUBLIC INDUSTRIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  200 East Las Olas Blvd., Suite 1400
         Delaware                   Fort Lauderdale, Florida 33301                  73-1105145
     (State or other                        (954) 627-6000                       (I.R.S. Employer
      jurisdiction of              (Address, including zip code, and              Identification
     incorporation or              telephone number, including area                    No.)
       organization)                code of registrant's principal
                                          executive offices)

                 --------------------------------------------

                              RICHARD L. HANDLEY
                            Senior Vice President
                          Republic Industries, Inc.
                     200 East Las Olas Blvd., Suite 1400
                        Ft. Lauderdale, Florida  33301
                                (954) 627-6000
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.


        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

 Title of each
    class of                                 Proposed maximum                  Proposed maximum
securities to be          Amount to be      offering price per               aggregate offering                  Amount of
   registered              registered            unit(1)                           price(1)                   registration fee
- ------------------------------------------------------------------------------------------------------------------------------
Common Stock, par           4,616,530          $21.1875                         $97,812,729.38                   $33,728.53
 Value $.01 per share

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices reported on The Nasdaq Stock Market was $21.1875 on July 16, 1996.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                      Registration Statement File No. 333-

PROSPECTUS
                               4,616,530 SHARES

                       [REPUBLIC INDUSTRIES, INC. LOGO]

                                  COMMON STOCK

     This Prospectus relates to an aggregate of 4,616,530 shares (the
"Shares") of common stock, par value $.01 per share ("Common Stock"), of Republic Industries, Inc., a Delaware corporation (the "Company"), which may be offered (the "Offering") for sale by persons (the "Selling Stockholders") who have acquired such shares in certain private placement transactions and acquisitions of businesses by the Company not involving a public offering. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Shares.

     The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock is traded on The Nasdaq Stock Market -- National
Market ("Nasdaq") under the symbol "RWIN." On July 18, 1996, the last reported sales price for the Common Stock as reported by Nasdaq was $23.50 per share.

     Prospective investors should carefully consider the matters set forth under the caption "Risk Factors" located on page 5 of this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.



                              July ___, 1996

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Available Information.................................................................    2
The Company...........................................................................    3
Risk Factors..........................................................................    3
Use of Proceeds.......................................................................    9
Selling Stockholders..................................................................    9
Plan of Distribution..................................................................    9
Description of Capital Stock..........................................................   10
Legal Matters and Experts.............................................................   11
Incorporation of Certain Documents by Reference.......................................   12

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a site on the
World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Common Stock is traded on Nasdaq. Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.

                                  THE COMPANY

GENERAL

     The Company is a diversified services company, which, through its subsidiaries, primarily provides integrated solid waste collection, disposal and recycling services to public and private sector customers. As of June 30, 1996,the Company owns or operates solid waste landfills with six located in Texas, two in California and one each in Florida, Georgia, Michigan, North Carolina, South Carolina, Indiana and North Dakota with approximately 1,940 permitted acres and total available permitted disposal capacity of approximately 95.1 million in-place cubic yards. The Company also currently provides collection service to over 1,200,000 residential, commercial and industrial customers, primarily in areas surrounding its landfill sites, certain areas of California, Maine, New Hampshire and Virginia and throughout Florida. In addition, the Company provides related environmental services including engineering, consulting and analysis, remediation and other technical services.

     The Company, through certain recently acquired businesses, also is engaged in the electronic security services business, which consists of the sale, installation, and maintenance of electronic security systems for commercial and residential use as well as the continuous electronic monitoring of installed security systems. Currently, the Company monitors over 194,000 businesses and residences, predominately in Florida, Colorado, Illinois and Maryland.


     The Company's strategy is to aggressively grow as a diversified company by acquiring and integrating existing solid waste collection, disposal and recycling businesses, and by expanding its recently acquired electronic security services business through internal growth and additional acquisitions. In addition, the Company is currently expanding its operations outside of solid waste management and electronic security services, through acquisitions or other means, including but not limited to new and used vehicle retailing and related automotive businesses. In connection with the Company's acquisition strategy, the Company has entered into various agreements providing for acquisition of companies in the waste management, electronic security services and automotive businesses. In particular, the Company has entered into four agreements in connection with acquisitions which are deemed material and which are described below. If each of these merger transactions is consummated, the Company will be one of the largest providers of electronic security systems services for commercial and residential use in the world, and will have a substantial presence in the United States new and used automotive vehicle business. See "Recent Developments -- Pending Acquisitions."

     In November 1995, the Company changed its name to Republic Industries, Inc. from Republic Waste Industries, Inc. The Common Stock is traded on Nasdaq under the trading symbol "RWIN." The Company's principal executive offices are located at 200 East Las Olas Boulevard, Suite 1400, Ft. Lauderdale, Florida 33301, and its telephone number is (954) 627-6000.

RECENT DEVELOPMENTS

PENDING ACQUISITIONS

     AUTONATION INCORPORATED. On May 8, 1996, the Company entered into a merger agreement (the "AutoNation Merger Agreement") with RI/ANI Merger Corp., a Florida corporation and wholly-owned subsidiary of the Company, AutoNation Incorporated, a Florida corporation ("AutoNation"), H. Wayne Huizenga, Steven
R. Berrard and JM Family Enterprises, Inc., a Delaware corporation ("JMFE"), which provides for the acquisition of AutoNation by the Company in a merger transaction (the "AutoNation Merger"). The AutoNation Merger Agreement provides that the Company will issue 17,467,248 shares of Common Stock in exchange for all of the outstanding shares of common stock of AutoNation. Concurrent with the execution of the AutoNation Merger Agreement, the Company and AutoNation also entered into a loan agreement (the "Loan Agreement") pursuant to which the Company will provide AutoNation a line of credit until the closing of the AutoNation Merger. As of July 19, 1996, the Company has advanced $49.1 million to AutoNation under such line of credit. AutoNation is a privately-held corporation developing a chain of megastores used for the sale of reconditioned-to-be-like-new vehicles in a customer friendly environment.

     The AutoNation Merger Agreement and the transactions contemplated thereby have been approved by a special committee of the Company's Board of Directors (comprised of disinterested outside Directors), as well as by the Board of Directors and stockholders of AutoNation. In connection with the Merger, the Company has received an opinion from its financial advisor that the Merger is fair to the Company from a financial point of view.

     Consummation of the AutoNation Merger, which will be accounted for as a purchase, is subject to various conditions, including, but not limited to, approval of the AutoNation Merger by the stockholders of the Company.

     Upon consummation of the AutoNation Merger, it is expected that (i) Steven
R. Berrard, Chief Executive Officer of AutoNation, will be named the Company's President and Chief Operating Officer and will be appointed to its Board of Directors; (ii) Lawrence S. Rich, Chief Operating Officer and a director of JMFE, will be appointed to the Board of Directors of the Company; and (iii) Harris W. Hudson, currently the Company's President and a Director, will be appointed Vice Chairman of the Board of Directors of the Company.

     ADDINGTON RESOURCES, INC. On June 25, 1996, the Company entered into a merger agreement (the "Addington Merger Agreement") with Addington Resources, Inc., a Delaware corporation ("Addington"). Addington is a solid waste services company.

     The Addington Merger Agreement provides that each outstanding share of the common stock of Addington will be exchanged, on a tax free basis, in a merger transaction (the "Addington Merger") for 0.90 of a share of Common
Stock. As of May 31, 1996, Addington had approximately 15,172,984 shares of common stock issued and outstanding. Consummation of the Addington Merger, which will be accounted for as a pooling of interests, is subject to approval of Addington's Stockholders and various customary closing conditions, including receipt of regulatory approval.

     CONTINENTAL WASTE INDUSTRIES, INC. On June 27, 1996, the Company entered into a merger agreement (the "Continental Merger Agreement") with Continental Waste Industries, Inc., a Delaware corporation ("Continental"). Continental is a solid waste services company.

     The Continental Merger Agreement provides that each outstanding share of common stock of Continental will be exchanged, on a tax-free basis, for .80 of a share of Common Stock. As of June 17, 1996, Continental had approximately
14.2 million shares of common stock issued and outstanding.

     Consummation of the Continental Merger, which will be accounted for as a pooling of interests, is subject to approval of Continental's stockholders and various customary closing conditions, including receipt of regulatory approval. Continental's three largest stockholders, representing approximately 25% of Continental's outstanding common stock have agreed to vote their shares in favor of the transaction, which is expected to close during the fourth quarter of 1996.

     Upon consummation of the Continental Merger, it is expected that Continental's senior management, including Thomas A. Volini, Continental's Chief Operating Officer, and Carlos E. Aguero, Continental's Chief Executive Officer, will be appointed to senior management positions with the Company.

     ADT LIMITED. On July 1, 1996, the Company entered into a merger agreement (the "ADT Merger Agreement") with ADT Limited ("ADT"), a Bermuda corporation. ADT has operations in the United States, Canada, the United Kingdom and continental Europe. ADT is a diversified company which, through its subsidiaries and operational divisions provides electronic security services and automotive services.

     The ADT Merger Agreement provides that each outstanding share of ADT common stock will be exchanged, on a tax-free basis, for .92857 of a share of Common Stock, and ADT will become a wholly owned subsidiary of the Company (the "ADT Merger"). It is contemplated that an aggregate of approximately 130,000,000 shares of Common Stock will be issued in connection with the proposed transaction, based on the number of shares of ADT common stock outstanding on July 1, 1996. The Company anticipates reserving an additional 38,000,000 shares of Common Stock issuable in the future upon the exercise of outstanding options and warrants of ADT, and the conversion of ADT's Liquid Yield Option Notes.

     The exchange ratio was based on a price of $26.00 for each share of ADT common stock. In connection with the execution of the ADT Merger Agreement, ADT issued the Company a warrant to acquire 15,000,000 shares of ADT common stock at an exercise price of $20.00 per share. The warrant is exercisable if the ADT Merger Agreement is terminated for any reason. In connection with the ADT Merger, the Company has obtained a commitment from NationsBank of Florida, N.A. that has increased its borrowing capacity from $250 million to $750 million.

     Consummation of the ADT Merger, which will be accounted for as a pooling of interests is subject to, among other things, approval of the stockholders of the Company and ADT, receipt by ADT of a fairness opinion from its financial advisor and other customary conditions, including receipt of regulatory approvals.

     Upon consummation of the ADT Merger, it is expected that: (i) Michael A. Ashcroft, who will continue as Chairman and Chief Executive Officer of ADT, will become a member of the Company's Board of Directors; (ii) Stephen J. Ruzika, Executive Vice President and Chief Financial Officer of ADT, will continue as President of ADT's electronic securities services division; and
(iii) Michael J. Richardson will continue as President and Chief Executive Officer of ADT Automotive, which will become part of AutoNation.

     If the AutoNation Merger, the Continental Merger, the Addington Merger, and the ADT Merger (the "Pending Acquisitions") are consummated pursuant to the existing merger agreements, the Company would issue approximately 211,800,000 additional shares of Common Stock and would have a total of approximately 396,800,000 shares of Common Stock issued and outstanding upon the consummation of all four of the Pending Acquisitions based on the number of shares of Common Stock outstanding on June 30, 1996 (including shares issuable upon future exercise of options and warrants assumed by the Company in connection with the Pending Acquisitions).

     No assurance can be given that the AutoNation Merger, the Continental Merger, the Addington Merger or the ADT Merger will be consummated.

STOCK SPLIT

     On May 10, 1996, the Company's Board of Directors declared a two-for-one stock split (the "Stock Split") in the form of a 100% stock dividend to stockholders of record on May 28, 1996 (the "Record Date") The stock dividend was distributed on June 8, 1996. Unless otherwise expressly provided herein, all references in this Prospectus to per share data and numbers of shares of Common Stock have been retroatively adjusted to reflect the Stock Split.

PRIVATE PLACEMENT TRANSACTION

     On May 20, 1996, the Company issued and sold 9,878,400 shares of Common Stock in a private placement transaction for $20.25 per share resulting in net proceeds of approximately $197,500,000 after deducting fees and commissions.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain statements and information under the captions "The Company," and "Risk Factors," and elsewhere in this Prospectus (including documents incorporated herein by reference, see "Incorporation of Certain Documents by Reference"), constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; and other factors referenced in this Prospectus. See "Risk Factors."

                                 RISK FACTORS

     AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY.

     Control of the Company.  As of June 30, 1996, H. Wayne Huizenga,
Chairman of the Board and Chief Executive Officer of the Company, Michael G. DeGroote, Vice Chairman of the Board of the Company, Harris W. Hudson, a Director and the President of the Company (and Mr. Huizenga's brother-in-law), and John J. Melk, a Director of the Company, beneficially own an aggregate of 83,613,179 shares of Common Stock (including shares beneficially owned by certain of their spouses, with respect to which they each respectively disclaim beneficial ownership, and including options and warrants exercisable within 60 days of June 30, 1996 to purchase an aggregate of 29,730,622 shares of Common Stock), or an aggregate of 39% of the issued and outstanding shares of Common Stock assuming all of such options and warrants are exercised. Although there is no agreement among any of Messrs. Huizenga, DeGroote, Hudson or Melk to vote together on any matters submitted to a vote of the Company's stockholders, these stockholders acting together would be able to exert considerable influence over the election of the Company's directors and the outcome of corporate actions requiring stockholder approval.

     Dependence on Key Personnel. The Company's future success depends to a significant extent on its management team. The loss of the services of any of the members of its management team, in general, or Mr. Huizenga in particular (whether such loss is through resignation or otherwise), could have a material adverse effect on the operations and future success of the Company.

     Possible Depressing Effect of Future Sales of Common Stock. Future sales of the Shares or the perception that such sales could occur could adversely affect the market price of the Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Common Stock. Since August 11, 1995, the Company has registered for sale, from time to time on a continuous basis under several registration statements (including the registration statement of which this Prospectus is a part), by certain selling stockholders, an aggregate of 177,983,456 shares of Common Stock, of which 50,444,617 shares were reserved for issuance pursuant to certain outstanding options and warrants. These registration statements cover, among other shares, 51,378,400 shares of Common Stock issued in various private placements, and 64,911,407 shares of Common Stock issued in various private business combination transactions, since July 1995. In addition, the Company intends to continue to issue Common Stock and/or options or warrants to purchase Common Stock pursuant to exemptions from registration available under the Securities Act in connection with certain of its acquisitions. Such securities are subject to resale in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold into the public market. To facilitate the issuance of Common Stock in making acquisitions, the Company on October 11, 1995 registered an additional 12,000,000 shares of Common Stock pursuant to a shelf registration statement, and an aggregate of 10,207,864 shares of Common Stock have been issued as of June 30, 1996 in acquisitions under such shelf registration statement. In addition, the Company anticipates filing another registration statement to register shares to be used in possible future acquisitions. In the event of the issuance and subsequent resale of a substantial number of shares of Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Common Stock.

      Dilution. The issuance of additional shares of Common Stock, upon exercise of warrants or options, or upon completion of acquisitions or other business combinations, may have a dilutive effect on earnings per share and will have a dilutive effect on the voting rights of the holders of Common Stock.

        Absence of Operating History in Electronic Security Services Business, Used Vehicle Business and Other Lines of Business. Through the acquisition of several companies commencing in August 1995, the Company is engaged in the electronic security services business. Prior to such time, the Company had no history of operations in the electronic security services industry. In addition, the Company has entered into an agreement to acquire ADT, one of the world's largest providers of electronic security services. See "The Company - Recent Developments." The Company also anticipates that it will, through acquisitions, enter into other lines of business, including previously-owned vehicle retailing and related businesses through its pending acquisition of AutoNation which is a developing chain of used car megastores. The success of AutoNation's aggressive development plans are dependent upon a number of factors, including, but not limited to, economic conditions, competitive environment, adequate capital, accurate site selection, supply of used vehicles, and the building of brand recognition. There can be no assurance that the Company will be successful in the electronic security services industry, the used vehicle industry or in any other industry which it enters.

        Need for Substantial Additional Capital. The Company's strategy is to aggressively grow as a diversified company by acquiring and integrating existing solid waste collection, disposal and recycling companies, and by expanding its recently acquired electronic security services business by internal growth and additional acquisitions. In particular, the Company has entered into an agreement to acquire ADT, one of the world's largest providers of electronic security services. See "The Company - Recent Developments." In addition, the Company is currently expanding its operations outside of the solid waste management and electronic security services industries through acquisitions or other means, including but not limited to used vehicle retailing and related automotive businesses. Although as of the date hereof the Company has substantially no debt and has approximately $250 million in cash available for general corporate purposes as well as a $750 million credit facility (which presently has no outstanding borrowings) the Company believes that additional capital may be necessary to fully capitalize on acquisition and expansion opportunities that may become available to the Company. There can be no assurance that additional financing will be available on a timely basis, if at all, or that it will be available on terms acceptable to the Company. In the event that adequate financing is not available or is not available in the amounts or on terms acceptable to the Company, the implementation of the Company's acquisition and expansion strategy could be impeded.

        Impediments to Completing Future Acquisitions. The Company's acquisition strategy depends on its ability to identify and acquire appropriate solid waste collection, disposal and recycling companies, electronic security service companies, used vehicle retailing and related automotive businesses and companies operating in other lines of business, to integrate the acquired operations effectively and to increase its market share in such businesses. A number of the Company's competitors are better known companies, with significantly greater financial resources. There can be no assurance that the Company will be able to identify viable acquisition candidates, that any identified candidates will be acquired, that acquired companies will be effectively integrated to realize expected efficiencies and economies of scale or that any such acquisitions will prove to be profitable. Acquisition of companies requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisitions may further increase such capital requirements. In the event that acquisition candidates are not identifiable or acquisitions are prohibitively costly, the Company may be forced to alter its future growth strategy. As the Company continues to pursue its acquisition strategy in the future, its financial position and results of operations may fluctuate significantly from period to period.

     Risks Associated with Acquisitions. Although the Company performs due diligence investigations on each company or business it seeks to acquire, there may be liabilities which the Company fails or is unable to discover, including liabilities arising from non-compliance with certain federal, state or local environmental laws by prior owners, and for which the Company, as a successor owner, may be responsible. The Company generally seeks to minimize its exposure to such liabilities by obtaining indemnification from each seller which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions.

     Environmental Regulation. The collection and disposal of solid waste, operation of landfills and rendering of related environmental services are subject to certain federal, state and local requirements which regulate health, safety, environment, zoning and land-use. Operating permits are generally required for landfills and certain collection vehicles, and these permits are subject to revocation, modification and renewal. Federal, state and local regulations vary, but generally govern disposal activities and the location and use of facilities and also impose restrictions to prohibit or minimize soil, air and water pollution. In connection with landfills, it may be necessary to expend considerable time, effort and money to bring the Company's existing or acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity. In addition, governmental authorities have the power to enforce these regulations and, in connection therewith, to obtain injunctions or impose fines or penalties, including criminal penalties. These regulations are administered by the Environmental Protection Agency ("EPA") and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration ("OSHA") of the United States Department of Labor. Certain of the Company's waste disposal operations traverse state boundaries. Although such operations currently constitute an immaterial portion of the Company's business, their importance may increase as the Company completes future acquisitions. Such operations could be adversely affected if the federal government or the state in which a landfill is located limits or prohibits, imposes discriminatory fees on or otherwise seeks to discourage the disposal, within state boundaries, of waste collected outside of the state.

     The Solid Waste Disposal Act ("SWDA"), as amended by the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and the regulations promulgated thereunder establish a framework for regulating the storage, collection and disposal of non-hazardous solid wastes. They also require states to develop programs to ensure the safe disposal of solid wastes in sanitary landfills. Subtitle D of RCRA establishes a framework for regulating the disposal of municipal solid wastes. In the past, the states were largely responsible for the regulation of non-hazardous waste storage, collection and disposal. However, in October 1991, the EPA imposed minimum federal comprehensive solid waste management criteria and guidelines, on, among other things, location restrictions, facility design and operating criteria, closure and post-closure requirements, groundwater monitoring requirements and corrective action standards, many of which had not previously been in effect or enforced. All of the Company's planned landfill expansions or new landfill development projects have been engineered to meet or exceed Subtitle D requirements, and operating and design criteria for existing operations have been modified to comply with such requirements. Compliance with Subtitle D regulations has resulted in significant increases in costs. If environmental laws become more stringent, the Company's environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, due to the possibility of unanticipated regulatory or other developments, the amounts and timing of future environmental expenditures could vary substantially from those currently anticipated.

     Hazardous Substances Liability.  The Comprehensive Environmental
Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), provides for, among other things, the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment. CERCLA imposes liability for the costs of cleanup and for damages to natural resources upon: (i) any person who currently owns or operates a facility or site from which there is a release or threatened release of hazardous substances; (ii) any person who owned or operated such a facility or site at the time hazardous substances were disposed of; (iii) any person who by contract, agreement or otherwise, arranged for the disposal or treatment (or for transport for disposal or treatment) of hazardous substances owned or processed by such person at such facility or site; and (iv) any person who accepts or accepted hazardous substances for transport for treatment or disposal at such a facility or site selected by such person. Liability under CERCLA is not dependent upon the intentional disposal of hazardous wastes. It can be founded upon the release or threatened release, even as a result of unintentional and non-negligent action, of thousands of hazardous substances, including very small quantities of such substances. More than 20% of the sites on the EPA's National Priorities List are solid waste landfills which ostensibly never received any hazardous wastes. Thus, even if the Company's landfills have never received hazardous wastes, it is possible that one or more hazardous substances may have come to be located at its landfills. Because of the extremely broad definition of hazardous substances, the same is true of other properties which the Company may have owned or operated. If there is a release or threatened release of hazardous substances from a facility where the Company is an owner or operator, the Company could be liable under CERCLA for the cost of cleaning up such hazardous substances at the sites and for damages to natural resources, even if those substances were deposited at the Company's facilities before the Company acquired or operated them. CERCLA liability may also attach to the Company with regard to non-Company owned or operated facilities where the Company arranged for disposal or treatment of hazardous substances at, or transportation of hazardous substances to, such a facility, or where the Company was the waste transporter who selected such facility for treatment or disposal of hazardous substances. The costs of a CERCLA cleanup can be significant. Given the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on the Company's business and financial condition.

        Possible Lack of Environmental Liability Insurance Coverage. The Company currently carries site-specific pollution liabiity insurance (for a majority of its facilities), contractors' pollution liability insurance and profession liability insurance. However, these insurance policies are limited in scope and coverage. As a result, there can be no assurance that the level or breadth of such insurance coverages will be sufficient to fully cover potential claims. In addition, such insurance is becoming increasingly expensive and difficult to obtain. There can be no assurance that adequate insurance coverage will be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect the Company against liabilities. The obligation to pay any environmental damages claim in excess of whatever insurance the Company is able to acquire could have a material adverse effect on the business, financial condition and future prospects of the Company.

     Risks of Pending and Future Legal Proceedings. In addition to the costs of complying with environmental regulations, waste management companies will continue to be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on the Company for alleged failure to comply with laws and regulations or to deny, revoke or impede the renewal of the Company's permits and licenses. In addition, such governmental agencies as well as surrounding landowners, may claim that the Company is liable for environmental damages. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses, and responding to such challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's business, financial condition and future prospects. The Company is currently a party to various legal proceedings as well as environmental proceedings which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these legal and environmental proceedings and the effect such outcomes may have on the Company. Unfavorable resolution of any matter individually or in the aggregate could have a material adverse effect on the Company's business, financial condition and future prospects.

     Seasonality. The Company believes that its collection and landfill operations can be adversely affected by protracted periods of inclement weather which could delay the development of landfill capacity or the transfer of waste and/or reduce the volume of waste generated. There can be no assurance that protracted periods of inclement weather will not have a material adverse effect on the Company's business and financial condition.

     Competition in the Solid Waste Industry. The solid waste industry is highly competitive and requires substantial amounts of capital. Entry into the industry and ongoing operations within the industry require substantial technical, managerial and financial resources. The solid waste industry in North America is led by three large national waste management companies, several large second tier companies and numerous regional and local companies, all of which contribute to the high level of competition. Some of these companies have significantly greater financial and operational resources and more established market positions than the Company. In addition, the Company must often compete with municipalities that maintain their own waste collection and landfill operations and often have financial advantages due to the availability of tax revenues and tax-exempt financing.

     Further, alternatives to landfill disposal (such as recycling, composting and waste-to-energy) are increasingly competing with landfills. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which the Company operates landfills have adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. Implementation and adoption of such plans or requirements could have a material adverse effect on the Company's business and financial condition.

     Competition in the Electronic Security Services Industry. The security alarm industry is highly competitive and highly fragmented. The Company's electronic security services business competes with several large national companies (including ADT) as well as numerous smaller regional and local companies. Furthermore, new competitors are continuing to enter the industry. Certain of the Company's competitors have greater financial and other resources and more established market positions than the Company. Given this competitive business environment, in the event that the ADT Merger is not completed, there can be no assurance that the Company will be able to compete effectively in the future. Consummation of the ADT Merger would make the Company the largest provider of electronic security services in the United States.

     "False" Alarm Ordinances. The Company believes that approximately 95% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false" alarms. Significant concern has arisen in certain municipalities about this high incidence of "false" alarms. Recently, a trend has emerged on the part of local governmental authorities to address such concern by adopting various measures aimed at reducing the number of "false" alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting "false" alarms; (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of "false" alarms; (iii) imposing fines on alarm subscribers for "false" alarms; (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of "false" alarms; and/or (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's electronic security services business and operations. In addition, as a result of a high incidence of "false" alarms, the police may, in general, become less responsive to alarm activations. The continuation of such trend, or perception by the public of such trend, may make home security systems less attractive to consumers, which could, in turn, have an adverse effect on the Company's electronic security services business and operations.

     Geographic Concentration of Company's Electronic Security Services Business; Risks of Expansion. While the consummation of the ADT Merger would dramatically expand the geographic scope of the Company's electronic security services business, the existing subscriber base of the Company's electronic security services business is geographically concentrated in certain metropolitan areas primarily located in Florida, Colorado, Illinois and Maryland. Accordingly, the performance of this business segment may be adversely affected by regional or local economic conditions. The consummation of the ADT Merger would expand the electronic security services business of the Company to include commercial and residential users in the United Kingdom, continental Europe, and Canada, as well as various states within the United States. In addition, the Company may from time to time make acquisitions in regions outside of its current operating areas. In order for the Company to expand successfully into a new area, the Company must obtain a sufficient number and density of subscriber accounts in such area to support the additional investment required when expanding to a new geographic area. There can be no assurance that an expansion into new geographic areas would generate operating profits.

                                USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of July 1, 1996 and the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. All of the 4,616,530 Shares offered are issued and outstanding as of the date of this Prospectus. Because the Selling Stockholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Stockholder may retain upon completion of the Offering. To the knowledge of the Company, none of the Selling Stockholders has any material relationship with the Company except as set forth in the footnotes to the following table.

                                                             SHARES BENEFICIALLY   SHARES TO BE OFFERED
                                                                 OWNED PRIOR          FOR THE SELLING
                  SELLING STOCKHOLDER                          TO THE OFFERING     STOCKHOLDER'S ACCOUNT
- --------------------------------------------------------     -------------------   ---------------------
Johannes Willenpart(1).................................             558,486                 558,486
Julius J. Rutili(2)....................................             591,676                 591,676
Brownlow L. Hyder(3)(4)................................             352,842                 352,842
David B. Hyder(3)......................................             240,434                 240,434
James M. Griffin(3)....................................              43,884                  43,884
Carroll James Short....................................              37,624                  37,624
Sandra H. Addertion....................................               6,486                   6,486
Kristi L. Hyder........................................               6,486                   6,486
Angelus Hudson, Inc....................................              84,002                  84,002
AWM Disposal Service, Inc..............................             252,006                 252,006
Robert J. Gallio(6)(7).................................             736,447                 736,447
William J. Gallio(6)(7)................................             145,009                 145,009
Patricia Ann DelGiorgio(6).............................             145,009                 145,009
Gallio Family, L.P.....................................             384,079                 384,079
James H. Alexander(8)..................................              15,814                  15,814
Edward Dusty Rhodes(9).................................             220,624                 220,624
A.L. Rhodes(9).........................................             681,870(10)             681,870(10)
Robert Glenn Burgess(11)...............................              67,876                  67,876
Leon A. Burgess(11)....................................              67,876                  67,876
                                                                 ----------               ---------
TOTAL..................................................           4,616,530               4,616,530
                                                                 ==========               =========

- ---------------

(1) Johannes Willenpart served as an officer of Austronics Security Systems, Inc. prior to the Company's acquisition of Austronics Security Systems, Inc. on May 28, 1996 and no longer serves as an officer thereof.

(2) Julius J. Rutili served as an officer of Forest Security System, Inc. prior to the Company's acquisition of Forest Security Systems, Inc. on May 29, 1996 and continues to serve as an officer thereof.

(3) Brownlow L. Hyder, David B. Hyder and James M. Griffin, each served as officers of one or more of Hyder Waste Container, Inc. and Recycling Concepts, Inc. (collectively, the "Hyder Companies") prior to the Company's acquisition of the Hyder Companies on May 31, 1996.

(4) Of these shares, 21,429 are held by Commonwealth Land Title Co. of North Carolina as intermediary for Brownlow L. Hyder.

(5) Of these shares, 21,429 are held by Commonwealth Land Title Co. of North Carolina as intermediary for David B. Hyder.

(6) Robert J. Gallio, William J. Gallio and Patricia Ann DelGiorgio served as officers of one or more of MG Disposal Service, Inc., Solid Waste Equipment Maintenance, Inc., WP Service, Inc., ET Leasing and Oillag Company (collectively, the "MG Disposal Companies") prior to the Company's acquisition of the MG Disposal Companies on May 31, 1996, and no longer serve as officers thereof.

(7) Of these shares, 65,058 are controlled by Robert J. Gallio as trustee of the PRW Trust, dated December 29, 1989, and 526,380 are held by Robert J. Gallio as trustee under the Decedent's Trust under the Gallio Family Trust, dated March 11, 1988 (as amended in its entirety).

(8) James H. Alexander is currently an officer of one of the MG Disposal Companies.

(9) Edward Dusty Rhodes and A.L. Rhodes served as officers of Charter Waste Management Corporation, Inc. prior to the Company's acquisition of Charter Waste Management Corporation, Inc. on June 27, 1996. Edward Dusty Rhodes continues to serve as an officer thereof and A.L. Rhodes no longer serves as an officer thereof.

(10) Of these shares, 441,246 are held by A.L. Rhodes as trustee of The West Texas K Trust, dated February 27, 1990.

(11) Robert Glenn Burgess and Leon A. Burgess each served as an officer of Burgess's Refuse Removal Service, Inc. prior to the Company's acquisition of Burgess's Refuse Removal Service, Inc. on June 28, 1996, and they continue to serve as officers thereof.


                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

     The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of [nine] business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK

     The Second Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 500,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock ("Preferred Stock"). There were 185,297,663 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding as of June 30, 1996. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Common Stock. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock of the Company do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

     Preferred Stock. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation was amended on November 28, 1995 to (i) change the Company's corporate name to Republic Industries, Inc., and (ii) to eliminate all provisions relating to classes of the Board of Directors. The directors of the Company are elected each year at the annual meeting of the shareholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors. The Certificate of Incorporation was amended on May 15, 1996 to increase the number of authorized shares of Common Stock to 500,000,000 from 350,000,000. The Company's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is First Interstate Bank of Texas, N.A.

                           LEGAL MATTERS AND EXPERTS

     The validity of the Shares offered hereby will be passed upon for the Company by Richard L. Handley, Senior Vice President and General Counsel of the Company. Mr. Handley beneficially owns no shares of Common Stock as of the date of this Prospectus.

     The consolidated financial statements and schedule, supplemental consolidated financial statements and schedule and consolidated financial statements and schedule (restated) for the Company as of December 31, 1995 and 1994; the combined financial statements of Hudson Management Corporation and subsidiaries and Envirocycle Inc. as of September 30, 1994 and 1993; and the combined financial statements of Denver Alarm and Schaubach as of December 31, 1995, all incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1995, specifically including the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, the Company's Current Reports on Form 8-K dated February 14, 1996, February 27, 1996 (as amended on Form 8-K/A dated February 27, 1996), March 29, 1996, May 8, 1996, May 9, 1996 (as amended on Form 8-K/A dated May 9, 1996), May 15, 1996, May 20, 1996, May 31, 1996, June 12, 1996,
June 25, 1996, June 27, 1996, July 1, 1996 (as amended on Form 8-K/A dated July 1, 1996) and July 15, 1996; (iii) the Company's Proxy Statement dated April
19, 1996 relating to the 1996 Annual Meeting of Stockholders held May 10, 1996; and (iv) the Company's Current Report on Form 8-K/A dated September 26, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO RICHARD L. HANDLEY, SECRETARY, REPUBLIC INDUSTRIES, INC., 200 EAST LAS OLAS BOULEVARD, SUITE 1400, FT. LAUDERDALE, FLORIDA 33301, TELEPHONE: (954) 627-6000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the estimated expenses payable by the Registrant in connection with the filing of this Registration Statement. All of such expenses, other than the filing fee for the Commission, are estimates.

 Securities and Exchange Commission Filing Fee . . . . . . . . . . . . . . . . . . . .    $33,728.53

 Printing and Engraving Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 5,000.00

 Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $10,000.00

 Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $40,000.00

 Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 1,000.00
                                                                                          ----------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $89,728.53
                                                                                          ==========

____________________________


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Certificate of Incorporation of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article VII of the Bylaws of the Company provide that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

        The Bylaws provide that any decision as to indemnification shall be made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer.

        Further, the Bylaws provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as he/she would have with respect to such constituent corporation if its separate existence had continued.

        Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS

The following exhibits are filed as part of this Registration Statement:

NUMBER     EXHIBIT DESCRIPTION
- ------     -------------------

3.1 Second Amended and Restated Certificate of Incorporation of Republic Industries, Inc. (incorporated by reference from
           Exhibit 3.1 to the Company's Post-Effective Amendment No. 3 to Registration Statement on Form S-1, file number 33-63209).


5.1*       Opinion of Counsel as to the validity of the Shares.

23.1       Consent of Counsel (included in Exhibit 5.1 above).

23.2*      Consent of Arthur Andersen LLP


- ------------------------------
*  FILED HEREWITH.

ITEM 17. UNDERTAKINGS.

        (a)      The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                  i)      To include any prospectus required by
                                  Section 10(a)(3) of the Securities Act;

                                  ii)     To reflect in the prospectus any
                                  facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                                  iii)    To include any material information
                                  with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                 Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on July 19, 1996.

                           REPUBLIC INDUSTRIES, INC.

                           By:  /s/ H. Wayne Huizenga
                               -----------------------------
                               H. Wayne Huizenga
                               Chairman of the Board and
                               Chief Executive Officer



        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on July 19, 1996.

               SIGNATURE                                 TITLE
               ---------                                 -----
 /s/ H. Wayne Huizenga                  Chairman of the Board and
 -------------------------------------  Chief Executive Officer
 H. Wayne Huizenga                      (Principal Executive Officer)

 /s/ Harris W. Hudson
 -------------------------------------  President and Director
 Harris W. Hudson

 /s/ Michael R. Carpenter
 -------------------------------------  Vice President and Controller
 Michael R. Carpenter                   (Principal Accounting and Principal Financial Officer)

 /s/ Michael G. DeGroote                Vice Chairman of the Board
 -------------------------------------
 Michael G. DeGroote

 /s/ J.P. Bryan                         Director
 -------------------------------------
 J.P. Bryan

 /s/ Rick L. Burdick                    Director
 -------------------------------------
 Rick L. Burdick

 /s/ George D. Johnson, Jr.             Director
 -------------------------------------
 George D. Johnson, Jr.

 /s/ John J. Melk                       Director
 -------------------------------------
 John J. Melk

                                EXHIBIT INDEX


NUMBER            EXHIBIT DESCRIPTION
- ------            -------------------
[S]               [C]
 3.1              Second Amended and Restated Certificate of Incorporation of
                  Republic Industries, Inc. (incorporated by reference from
                  Exhibit 3.1 to the Company's Post-Effective Amendment No. 3 to Registration Statement on Form S-1, file number 33-63209).

 5.1*             Opinion of Counsel as to the validity of the Shares.

23.1              Consent of Counsel (included in Exhibit 5.1 above).

23.2*             Consent of Arthur Andersen LLP

- ------------------
* FILED HEREWITH.